Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 33-99812, No. 33-99814, No. 33-99816, No. 33-99848, No. 333-74634, No. 333-105986, No. 333-105998, No. 333-161988 and No. 333-179933 of Schweitzer-Mauduit International Inc. on Form S-8 pertaining to the Schweitzer-Mauduit International Inc. Retirement Savings Plan of our report dated June 23, 2011, related to the statement of net assets available for benefits as of December 31, 2010, of Schweitzer-Mauduit International, Inc. Retirement Savings Plan, which appears in the Annual Report on Form 11-K.

/s/ BERMAN HOPKINS WRIGHT & LAHAM CPAS AND ASSOCIATES LLP

Melbourne, Florida
June 25, 2012